EXHIBIT 99

For Immediate Release

Media Relations: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS TO EXPAND ITS PORTFOLIO OF PREMIER NORTH AMERICAN SKI RESORTS WITH ACQUISITION OF HEAVENLY SKI RESORT

VAIL, Colo. - March 26, 2002 - Vail Resorts, Inc. (NYSE: MTN) announced that it has entered into a contract today to acquire Heavenly Ski Resort in the Lake Tahoe area of California and Nevada from American Skiing Company. The acquisition of Heavenly, in addition to bringing greater diversification to its winter resort business, enables Vail Resorts to further advance its reputation as the leading mountain resort operator in the United States. The transaction is expected to close in 30-90 days for cash consideration of $102 million (including approximately $3 million of assumed debt), less a cash adjustment at closing of as much as $6 million depending upon the exact closing date. Therefore, the total net consideration is expected to be between $96 and $99 million. Heavenly's current EBITDA in fiscal '02 ending July is expected to be between $14.5 and $16.0 million.

With an existing bed base in the South Lake Tahoe area of 20,000 and nearly 800 additional Marriott-branded fractional and quarter-share ownership keys scheduled to be completed by November 2002 in the heart of South Lake Tahoe, Heavenly offers opportunity for growth for Vail Resorts. In anticipation of this expanded bed base, Heavenly opened a new $25-million gondola into South Lake Tahoe within the past 12 months.

"Heavenly is considered to be among the top ski and snowboard resorts in the United States. It offers tremendous winter and summer growth opportunity with its proximity to major metropolitan areas and has the potential to become much more of a national destination resort. This transaction will enable Vail Resorts to significantly increase our presence in the North American ski and snowboard resort industry, as well as to geographically diversify our winter revenues. Additionally, we are excited to be acquiring Heavenly at what we believe is an attractive price relative to its inherent and potential value," explained Adam M. Aron, chairman and chief executive officer of Vail Resorts.

Ranked in the top 10 most visited ski and snowboard resorts in North America and rated the 15th best overall resort in the 2002 SKI Magazine Reader Survey, Heavenly will become the fifth in Vail Resorts' portfolio of premier U.S. ski

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resorts - all of which are counted among the 15 best resorts in the SKI Magazine survey. Vail Resorts owns and operates Vail, Beaver Creek, Breckenridge and Keystone, four of the best and most visited ski resorts in North America.

Heavenly operates 29 lifts, including six high-speed lifts and the new $25-million, eight-passenger gondola that runs year-round; a snowmaking system that covers 69 percent of its mountain trails; seven dining facilities; a terrain park and a half-pipe; and six year-round and nine seasonal retail/rental shops. A complimentary shuttle system and ample parking serve the resort's four separate base areas, two of which are located in California and two in Nevada. Heavenly has long been known for its staggeringly beautiful vistas and miles upon miles of cruising runs, steeps and bowls. Over the years, its superlative races and events made Heavenly a magnet for professional ski racers, celebrities and other colorful characters.

Over the next five years, Vail Resorts plans to invest approximately $25 million in on-mountain improvements, above an estimated $3 million per year in annual maintenance capital. Improvements will include upgrading existing facilities, building new on-mountain restaurant facilities, upgrading and replacing lifts and snowmaking systems and enhancing the resort's environmental efforts.

"Heavenly is the most visited ski and snowboard resort in the Lake Tahoe area. Given Vail Resorts' expertise in aggressively marketing and packaging our resorts and enhancing the guest experience through strategic capital investment, smart management and our commitment to quality, we believe we can grow Heavenly's skier visits in a relatively short period of time," said Andrew P. Daly, president of Vail Resorts.

Vail Resorts was advised in this transaction by Deutsche Banc Alex. Brown, which also issued a fairness opinion as to the consideration being paid.

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company operates the Colorado mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company also holds a majority interest in Rockresorts, a luxury

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resort hotel company with 11 distinctive properties across the United States. Vail Resorts Development Company is the real estate planning, development, construction, retail leasing and management subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to general business and economic conditions, competitive factors in the ski and resort industries, failure to close announced transactions on time or at all, failure to successfully integrate acquisitions, failure to achieve the expected results, the impact of the September 11 terrorist attacks on the travel industry and the company and/or misinterpretation of same, the possibility of additional terrorist attacks, and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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